Mitek Systems Appoints New Board Member and Chief Financial Officer
Business leaders will complement leadership team for next phase of growth, says Mitek CEO Max Carnecchia

SAN DIEGO, Calif., June 8, 2021 - Mitek Systems, Inc. (NASDAQ: MITK), a global leader in mobile capture and digital identity verification solutions, today announced the appointment of Susan Repo to its board of directors and Frank Teruel to its leadership team as chief financial officer.

Susan Repo, currently the chief financial officer at ICEYE, a New Space earth observation technology company enabling access to real-time imagery from space to empower better decision making in governmental and commercial industries from its own constellation of synthetic aperture radar satellites, will join Mitek’s board of directors effective immediately. Prior to ICEYE, Repo served in finance and operational leadership roles with MariaDB, Tesla, Juniper Networks and Agilent Technologies. She also serves on the board of GM Financial Bank, a member of the General Motors subsidiaries, and Call2Recycle, Inc., the largest battery stewardship and recycling organization in North America, where she chairs the audit & technology committee. Her experience in driving strategic and transformative results includes leading Tesla’s capital raises to accelerate growth, expansion into alternative energy and its acquisition of SolarCity.

Additionally, Frank Teruel will be joining Mitek as chief financial officer and senior vice president effective July 16, 2021. Teruel will succeed Jeff Davison, who announced his retirement earlier this year. Teruel was previously the chief operating officer of ADARA, a global leader in predictive consumer intelligence through its permissioned data and verified identity platform and brings with him over two decades of financial and operational leadership. Teruel is a recognized thought leader in the digital identity/fraud management space having led ThreatMetrix as its general manager and chief financial officer from $5 million in revenue through to its sale to RELX/LexisNexis for $830 million. He also serves as an Adjunct Professor at Santa Clara University’s Leavey School of Business MBA program.

"We are pleased to welcome Susan and Frank to Mitek," said Max Carnecchia, CEO of Mitek Systems. "Susan’s global experience in the high-technology and financial services sectors, along with her deep background in leading financial operations in both public and private companies, will be invaluable to the Mitek Board of Directors as we continue to grow and scale our business. Similarly, Frank’s decades of executive leadership and domain expertise within the identity space will provide valuable experience and insights during this exciting phase of Mitek’s growth. Susan and Frank will play a key role in helping to ensure our company's financial strength and operational rigor as Mitek delivers on our mission to provide trust and convenience in today’s connected world.”

These appointments follow the announcement last week of Mitek’s acquisition of ID R&D, an award-winning provider of artificial intelligence (AI)-based voice and face biometrics and liveness detection, further indication of the company’s commitment to providing trust and convenience in today’s connected world.

Required Information regarding inducement equity grant In connection with Teruel’s employment and effective as of his start date with Mitek, the Mitek Board of Directors granted to him restricted stock units for $1,200,000 worth of the Company’s common stock. The restricted stock units vest over four years, with 25% of such units vesting on each anniversary of the date of grant. The restricted stock units were granted as an inducement to Teruel to accept employment with the Company and in accordance with NASDAQ Listing Rule 5635(c)(4).

About Mitek Mitek (NASDAQ: MITK) is a global leader in mobile capture and digital identity verification built on the latest advancements in computer vision and artificial intelligence. Mitek’s identity verification solutions enable organizations to verify an individual’s identity during digital transactions to reduce risk and meet regulatory requirements, while increasing revenue from digital channels. More than 7,500 organizations use Mitek to enable trust and convenience for mobile check deposit, new account opening and more. Mitek is based in San Diego, Calif., with offices across the U.S. and Europe. Learn more at www.miteksystems.com Follow Mitek on LinkedIn, Twitter and YouTube, and read Mitek’s latest blog posts here.